EXHIBIT 10.3.11

AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of the 22nd day of May, 2003, is between Q.E.P. Co., Inc., a Delaware corporation (the “Company”) and Lewis Gould, the Company’s Chairman of the Board and Chief Executive Officer (“Mr. Gould”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty or the Loan Agreement (as hereinafter defined).

WITNESSETH:

WHEREAS, pursuant to that certain Second Amended and Restated Loan Agreement by and among the Company, Fleet Capital Corporation (“Fleet”), and HSBC Bank USA (“HSBC” and together with Fleet, the “Lenders”), dated November 14, 2002, the Company is indebted to the Lenders for among other things, (i) a revolving credit facility made available to the Company in the original principal amount of $23,000,000 (the “Revolver”); and (ii) a term loan issued to the Company in the original principal amount of $4,000,000 (the “2002 Term Loan”).

WHEREAS, the Lenders have agreed to make an additional term loan to the Company in the aggregate principal amount of $4,500,000, in or around May 2003, (the “2003 Term Loan”), such loan to be evidenced by promissory notes in favor of Fleet and HSBC, substantially in the form attached hereto as Exhibit A (the “Notes”).

WHEREAS, in connection with the 2003 Term Loan and as a condition to making the 2003 Term Loan, the Lenders require that Mr. Gould enter into a Guaranty Agreement substantially in the form attached hereto as Exhibit B (the “Guaranty”), pursuant to which Mr. Gould would personally guaranty the Company’s obligations under the 2003 Term Loan up to a maximum possible liability of $3,000,000.

WHEREAS, Mr. Gould has agreed to execute and enter into the Guaranty on behalf of the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Consideration for Guaranty. The Company acknowledges and agrees that the Lenders would not make the 2003 Term Loan to the Company without the Guaranty and that the Company will derive substantial benefit as a result of the 2003 Term Loan. To induce Mr. Gould to enter into the Guaranty on behalf of the Company and in consideration of the substantial benefit the Company will receive therefrom, the Company has agreed to deliver to Mr. Gould 50,000 shares of the Company’s common stock within ten (10) days of his execution of the Guaranty.

2. Indemnification.

(a) The Company shall fully indemnify Mr. Gould to extent of all payments made by Mr. Gould to Lenders pursuant to the Guaranty. The Company shall also indemnify Mr. Gould to the fullest extent permitted by applicable law in the event he is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature arising by reason of or relating in any way to the fact that he is a guarantor under the Guaranty, or by reason of anything done or not done by him in any such capacity. Pursuant to this Section, Mr. Gould shall be indemnified against all expenses (including reasonable attorneys’ fees), costs, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, including, but not limited to, the investigation, defense or appeal thereof.

(b) In the event that any action is instituted by Mr. Gould under this Agreement to enforce or interpret any of the terms hereof, Mr. Gould shall be entitled to all court costs and expenses, including reasonable attorneys’ fees, reasonably incurred with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that the action was not instituted in good faith or was frivolous.

3. Priority of Claim. The Company and Mr. Gould acknowledge and agree that it is their intent that Mr. Gould, upon making payment to the Lenders under the Guaranty, be fully subrogated to the Lenders’ rights under the 2003 Term Loan, including the rights to priority distribution and secured status to which the Lenders’ claims were entitled, subject in all instances to subordination to the superior claims and rights of Lenders. Mr. Gould further acknowledges and agrees that he shall not take any action or institute any enforcement proceeding to recover monies paid out pursuant to the Guaranty unless and until Lenders claims against the Company have been satisfied in full. The insolvency or bankruptcy of the Company shall not affect this Agreement and the same shall remain in full force and effect.

4. Acknowledgement and Waiver of Conflict. The Company hereby acknowledges and agrees that certain conflicts of interest exist or may arise as a result of Mr. Gould entering into and performing his obligations pursuant to the Guaranty and his duties as Chief Executive Officer of the Company. In consideration of the substantial benefits to be received by the Company as a result of Mr. Gould entering into the Guaranty, the Company hereby waives any conflict of interest arising by virtue of Mr. Gould’s roles as a guarantor and the Company’s Chief Executive Officer, and agrees to acknowledge and approve the taking of any action by Mr. Gould reasonably necessary to protect and preserve his rights to recover monies paid under the Guaranty. The Company further acknowledges that the Audit Committee of the Board of Directors has approved this Agreement and all of the terms and provisions herein, acting pursuant to a delegation of authority from the full Board of Directors and pursuant to its inherent powers under the Q.E.P. Co., Inc. Audit Committee Charter.

5. Amendments to this Agreement. All modifications or amendments of this Agreement must be in writing and duly executed by Mr. Gould and an authorized officer of the Company to be binding and enforceable.

6. No Assignments. Each party agrees that it will not assign its respective rights and obligations under this Agreement without first obtaining the prior written consent of the other party hereto.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the parties hereto.

8. Governing Law. This Agreement shall be governed as to validity, interpretation, enforcement, and effect by the laws of the State of Florida.

9. Third Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than parties hereto and their permitted respective successors and assigns.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Q.E.P. CO, INC.

By:	/s/ MARC APPLEBAUM
Name:	Marc Applebaum
Title:	Chief Financial Officer

LEWIS GOULD

By:	/s/ LEWIS GOULD
Name:	Lewis Gould
Title:	Chairman of the Board and Chief Executive Officer

Exhibit A

Promissory Note

Exhibit B

Guaranty Agreement